HALLIBURTON COMPANY

Medium-Term Notes                                       Pricing Supplement No. 3
Due Nine Months or More                                       Dated July 2, 1997
From Date of Issue, Series A          (To Prospectus dated December 19, 1996 and
                                    Prospectus Supplement dated January 13, 1997

Principal Amount     Date of Issue     Maturity Date     Interest Rate per Annum
----------------     -------------     -------------     -----------------------
  $50,000,000         July 8, 1997      July 8, 1999              6.27%

Issued at 100% of aggregate principal amount.
Agents' commissions are .250% and proceeds to the Company are 99.750% or $49,875,000. Interest payable each February 1 and August 1, commencing August 1, 1997.
Not redeemable prior to maturity.
Initially issued in Book-Entry Note form.

         On July 8, 1997, $225,000,000 in aggregate principal amount of Notes, including the Notes offered hereby, will have been sold and issued.